DREYFUS GOVERNMENT CASH MANAGEMENT FUNDS

CERTIFICATE OF DESIGNATION

The undersigned certifies that through action taken by unanimous written consent signed by the Trustees of Dreyfus Government Cash Management Funds (the "Trust"). the Board of Trustees of the Trust, pursuant to Article III of the Declaration of Trust of the Trust, authorized and established the following new series of the Trust and designated an unlimited number of shares of beneficial interest, par value $.001 per share, thereof:

Name of New Series

BNY Dreyfus On-Chain Liquidity Fund

The undersigned further certifies that the Board of Trustees of the Trust previously duly authorized and established the following series of the Trust and designated an unlimited number of shares of beneficial interest, par value $.001 per share, and designated the following classes thereof:

Name of Existing Series	Classes
Dreyfus Government Cash Management Dreyfus Government Securities Cash Management	Administrative BOLD® BOLD® Future Independence Point Institutional Investor Participant Service SPARKSM SPARKS' Future Wealth Administrative Institutional Investor Participant

The undersigned has duly executed this Certificate of Designation this 10th day of April 2026.

DREYFUS GOVERNMENT CASH MANAGEMENT FUNDS By: /s/ Jeff Prusnofsky Name: Jeff Prusnofsky Title: Vice President

STATE OF NEW YORK)

) ss:

COUNTY OF NEW YORK)

On this 10" day of April 2026, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Sarah S. Kelleher Notary Public
SARAH S. KELLEHER NOTARY PUBLIC, STATE OF NEW YORK Registration No. 02KE6142474 Qualified in New York County Commission Expires March 20, 2030